Exhibit 10.14

EXECUTION VERSION

INVENTORY SECOND LIEN SECURITY AGREEMENT

DATED AS OF SEPTEMBER 25, 2013

Between

TESORO HAWAII, LLC,

as Grantor,

and

DEUTSCHE BANK AG NEW YORK BRANCH

as ABL Loan Collateral Agent

Table of Contents

SECTION 1.	INTERPRETATION	1

1.1	Definitions	1
1.2	Construction	8
1.3	Recitals	10

SECTION 2.	CREATION OF SECURITY	10

2.1	Security Interest	10
2.2	Permitted Security	10
2.3	General	10
2.4	Consideration and enforceability	10

SECTION 3.	PERFECTION AND FURTHER ASSURANCES	11

3.1	General Perfection	11
3.2	Filing of Financing Statements	11
3.3	Filing of Patents, Trademarks and Copyrights	11
3.4	Control	12
3.5	Delivery of Possessory Collateral	13
3.6	Perfection - Special Steps for Tangible Chattel Paper	13
3.7	Bailee Letters	14
3.8	Further Assurances	14

SECTION 4.	SURETYSHIP PROVISIONS	16

4.1	Nature of Grantor’s Obligations	16
4.2	Waiver of Defenses	16
4.3	Immediate Recourse	18
4.4	Appropriations	18
4.5	Non-competition	18
4.6	Waiver of Subrogation	19
4.7	Additional Security	19
4.8	Election of Remedies	19
4.9	Information Concerning the Grantors	20

SECTION 5.	REPRESENTATIONS AND WARRANTIES	20

5.1	Representations and Warranties	20
5.2	No Liability	22
5.3	Necessary Filings	22

SECTION 6.	UNDERTAKINGS	23

6.1	Undertakings	23
6.2	Certification of Limited Liability Company and Limited Partnership Interests	25
6.3	Indemnity	26
6.4	Indemnity Obligations Secured by Collateral; Survival	27

SECTION 7.	WHEN SECURITY MAY BE ENFORCED	27

SECTION 8.	ENFORCEMENT OF SECURITY	27

8.1	General	27

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8.2	Distributions and Voting Rights	28
8.3	Collections after a Trigger Event	29
8.4	ABL Loan Collateral Agent’s Rights upon Trigger Event	29
8.5	No Marshaling	32
8.6	Grant of License to Use Intellectual Property	32
8.7	Securities Act	32
8.8	Registration	33
8.9	Intercreditor Agreement	33
8.10	Waiver of Claims	34

SECTION 9.	APPLICATION OF PROCEEDS	34

SECTION 10.	MISCELLANEOUS	35

10.1	Amendments	35
10.2	No Waiver; Remedies Cumulative	35
10.3	No Third Party Beneficiaries	35
10.4	Successors and Assigns; Benefit of Agreement	35
10.5	Additional Grantor	35
10.6	Counterparts	36
10.7	Severability	36
10.8	Notices	36
10.9	Choice of Law	36
10.10	Jurisdiction	36
10.11	Waiver of Immunity	36
10.12	WAIVER OF TRIAL BY JURY	37
10.13	Survival	37
10.14	Complete Agreement	37

Schedules

Schedule 1:	Grantors
Schedule 2:	Commercial Tort Claims
Schedule 3:	Intellectual Property Rights
Schedule 4:	Pledged Capital Stock
Schedule 5:	Executive Offices; Collateral Locations
Schedule 6:	States in which Collateral Consisting of Goods is Located
Schedule 7:	Chattel Paper
Schedule 8:	Letter of Credit Rights Constituting Collateral
Schedule 9:	Negotiable Instruments
Schedule 10:	Form of Security Supplement
Schedule 11:	Form of Trademark Security Agreement
Schedule 12:	Form of Patent Security Agreement
Schedule 13:	Form of Copyright Security Agreement
Schedule 14:	Form of Joinder Agreement

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THIS INVENTORY SECOND LIEN SECURITY AGREEMENT (this Agreement) is dated as of September 25, 2013, between Persons identified in Schedule 1 (Grantors) (such Persons together with any additional Persons who join this Agreement pursuant to Section 10.5 (Additional Grantor), (the Grantors and each a Grantor) and Deutsche Bank AG New York Branch (the ABL Loan Collateral Agent), as ABL Loan Collateral Agent for and on behalf of the Second Lien Secured Parties.

Recitals:

WHEREAS, the Lenders (as defined in the ABL Loan Credit Agreement), the Administrative Agent, the ABL Loan Collateral Agent and the Borrowers are parties to the ABL Loan Credit Agreement, pursuant to which the Lenders have agreed to extend a credit amount to the Borrowers of $125,000,000 or such larger amount as mutually agreed between the Lenders and the Borrowers and is otherwise permitted under the Basic Documents;

WHEREAS, the Inventory Facility Counterparty, the Inventory Collateral Agent and the Inventory Party are entering into the Inventory Documents, pursuant to which they will enter into Inventory transactions and transactions related to the Inventory and the Inventory Documents;

WHEREAS, the Grantors, the Second Lien Secured Parties and the ABL Loan Collateral Agent, among others, have entered into the Intercreditor Agreement to, among other things, define the rights, duties, authority and responsibilities of the ABL Loan Collateral Agent and the priority of payments and security between the Loan Parties and the Inventory Party;

WHEREAS, the Grantors are entering into this Agreement for purposes of establishing a second-priority Lien (subject to Permitted Security) over the collateral described herein in favor of the ABL Loan Collateral Agent for and on behalf of the Second Lien Secured Parties to secure the Second Lien Obligations;

WHEREAS, it is a condition precedent to (a) the Inventory Party performing its obligations under the Inventory Documents and (b) the Loan Parties performing their respective obligations under the Credit Agreement that the Grantors enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the Parties hereto covenant and agree as follows:

SECTION 1.	Interpretation.

1.1 Definitions. Except as otherwise expressly provided herein, each capitalized term used herein and not otherwise defined will have the meaning assigned to such term in Section 1.1 (Definitions) of the Intercreditor Agreement. In this Agreement and its Schedules the following terms will have the following meanings:

ABL Loan Collateral means “Collateral” under the ABL Loan First Lien Security Agreement and under the ABL Loan Second Lien Security Agreement.

ABL Loan Collateral Agent has the meaning given to it in the introductory paragraph hereof.

Accounts has the meaning given to such term in the ABL Loan First Lien Security Agreement and the ABL Loan Second Lien Security Agreement.

Authorized Officer means (a) with respect to any Person that is a corporation or a limited liability company, the chairman, president, the chief executive officer, the chief operating officer, the treasurer, the chief financial officer, any vice president or the secretary (or assistant secretary) of such Person and (b) with respect to any Person that is a partnership, the president, any vice president or the secretary (or assistant secretary) of a general partner or managing partner of such Person, in each case, who has authority to act for or bind such Person under such Person’s charter documents and applicable law.

Collateral means all personal property, wherever located, in which any Grantor now has or later acquires any right, title or interest, including all:

(a) Inventory and all other hydrocarbons;

(b) Intellectual Property;

(c) intangible assets and proceeds thereof (but excluding payment intangibles);

(d) Inventory Insurance Collateral;

(e) Takings Proceeds;

(f) Pledged Capital Stock (other than of any Retail Business Subsidiary);

(g) chattel paper (including tangible chattel paper and electronic chattel paper);

(h) goods (including equipment, inventory and fixtures), which, for the avoidance of doubt, includes the catalyst, supplies, spare parts, and any other goods relating to, comprising part of or used in the System;

(i) instruments (including promissory notes) other than instruments received in satisfaction of, or in lieu of payment for, or otherwise received in respect of or constituting proceeds of, any Account;

(j) documents;

(k) all rights and claims of any Grantor, now or hereafter existing, under any indemnity, warranty, letter of credit, performance bond, credit support or guaranty including those provided for or arising out of or in connection with the Refinery, the Storage Facilities or the Collateral or any transaction contemplated in any Inventory Document;

(l) accounts arising under or in relation to any Inventory Document;

(m) general intangibles (including payment intangibles, licenses, concession rights and software);

(n) the commercial tort claims described in Schedule 2 (Commercial Tort Claims);

(o) supporting obligations other than supporting obligations arising in respect of or in connection with any Accounts;

(p) records other than records used or useful in connection with the accounting for, or the collection of, the Accounts;

(q) all policies of insurance, including those relating to the Inventory Collateral, the ABL Loan Collateral, the Refinery and/or the Storage Facilities (including those required by Section 7.7 (Insurance) of the Framework Agreement);

(r) all Permits now or hereafter held in the name, or for the benefit, or inuring to the benefit, of any Grantor;

(s) other assets (including the Inventory Collateral Holding Account, inventions, discoveries, trade secrets, and all associated goodwill) (other than the ABL Loan Collateral); and

(t) to the extent not listed above as original Collateral, proceeds and products of, and accessions to, each of the above assets.

The term Collateral excludes (i) any property, right or interest in which a security interest may not be granted under applicable law; and (ii) any Excluded Collateral.

Control Agreement means (x) before the Discharge of Inventory Obligations, an agreement, in form and substance satisfactory to the Inventory Collateral Agent and the Second Lien Agent, between the Inventory Collateral Agent, the Second Lien Agent, the applicable Grantor(s) and any other Person who is necessary or whom the Inventory Collateral Agent may reasonably require, with the provisions necessary to establish the Inventory Collateral Agent’s control and (y) thereafter, an agreement, in form and substance satisfactory to the ABL Loan Collateral Agent, between the ABL Loan Collateral Agent, the applicable Grantor(s) and any other Person who is necessary or whom the ABL Loan Collateral Agent may reasonably require, with the provisions necessary to establish the ABL Loan Collateral Agent’s control of the Insurance Proceeds Account and the Inventory Insurance Collateral and any other Collateral consisting of:

(a) deposit account;

(b) investment property;

(c) letter of credit rights; or

(d) electronic chattel paper.

Copyright License means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright owned by any other Person, or that any other Person now or hereafter otherwise has the right to license and all rights of such Grantor under any such agreement.

Copyrights means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States of America or any other country, whether as author, assignee, transferee or otherwise, and

(b) all registrations and applications for registration of any such copyright in the United States of America or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any similar office in any other country), including any of the foregoing listed on Schedule 3 (Intellectual Property Rights).

Discharge of First Lien Obligations means:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the First Lien Obligations;

(b) payment in full of other amounts (including termination and closing out payments) included in the First Lien Obligations;

(c) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or before the time such principal and interest and other amounts are paid (other than (i) contingent indemnification First Lien Obligations that expressly survive such payment for which no claim or demand for payment, whether oral or written, has been made at such time, and (ii) First Lien Obligations in respect of Derivative Transactions (as defined in the Framework Agreement) as to which alternative security arrangements satisfactory to the applicable First Lien Party have been agreed in writing and are in effect) as to which arrangements satisfactory to the applicable First Lien Secured Parties have been made); and

(d) termination or expiration of any commitments to extend credit or transactions under Basic Documents constituting First Lien Documents that would be First Lien Obligations.

Discharge of Second Lien Obligations means:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed in the proceeding) on all outstanding Indebtedness included in the Second Lien Obligations;

(b) payment in full of other amounts (including termination and closing out payments) included in the Second Lien Obligations;

(c) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or before the time such principal and interest and other amounts are paid (other than (i) contingent indemnification Second Lien Obligations that expressly survive such payment and for which no claim or demand for payment, whether oral or written, has been made at such time, and (ii) Secured Cash Management Obligations, Secured Hedging Obligations, and obligations in respect of Letters of Credit (in each case, as defined in the ABL Loan Credit Agreement) as to which arrangements satisfactory to the applicable Second Lien Secured Parties have been made; and

(d) termination or expiration of any commitments to extend credit or transactions under Basic Documents constituting Second Lien Document that would be Second Lien Obligations.

Equity Interest has the meaning given to such term in paragraph (a) of the definition of Pledged Capital Stock.

First Lien Agent means the Inventory Collateral Agent acting on behalf of itself and the Inventory Party under the Inventory First Lien Security Agreement.

First Lien Documents means the Inventory Documents and the Intercreditor Agreement.

First Lien Obligations means the Inventory Obligations.

First Lien Secured Parties means the Inventory Collateral Agent and the Inventory Party.

Governmental Authority means any federal, regional, provincial, state, local or municipal government, governmental body, agency, instrumentality, authority or other entity established or controlled by any of the foregoing or subdivision thereof, including any legislative, administrative, regulatory or judicial body.

Insurance Proceeds means all amounts paid or payable to any Grantor or the relevant Collateral Agent in respect of (a) any (i) casualty insurance required to be maintained (or caused to be maintained) or otherwise maintained pursuant to Section 7.7 (Insurance) of the Framework Agreement or Section 9.03 of the ABL Loan Credit Agreement, (ii) delay in start-up insurance or (iii) business interruption insurance or (b) any other compensation, awards damages or other payments related to an Event of Loss, but excluding in all cases proceeds from third-party liability, employer’s liability and automobile liability insurance to the extent that such amounts are or are to be paid to the person who incurred the liability or to any person who has previously discharged such liability.

Insurance Proceeds Account means a special, segregated U.S. dollar account of Tesoro Hawaii, LLC entitled “Insurance Proceeds Account” (or such other name approved by the Inventory Party) to be maintained with a bank approved by the Inventory Party and having the account number set forth in the Inventory Account Control Agreement.

Intellectual Property means all intellectual and similar property of every kind and nature, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

Intercreditor Agreement means the Intercreditor Agreement dated as of September 25, 2013 by and among, among others, Barclays Bank PLC, Deutsche Bank AG New York Branch, the ABL Loan Collateral Agent, the Inventory Collateral Agent and the Grantors.

Inventory means Crude Oil and Products.

Inventory First Lien Security Agreement means the security agreement dated as of September 25, 2013 between the Grantors and the Inventory Collateral Agent on behalf of the First Lien Secured Parties, pursuant to which the Grantors grant a first-priority Lien on the Collateral.

Inventory Insurance Collateral means (a) Insurance Proceeds and (b) the Insurance Proceeds Account and (c) all cash, instruments, investment property and other financial assets at any time on deposit in or credited to the Insurance Proceeds Account, including all income, earnings, dividends, interest, gain, profit and distributions thereon and all proceeds, products and accessions of and to any and all of the foregoing, including whatever is received or receivable upon any collection, exchange, sale or other disposition of any of the foregoing and any property or assets into which any of the foregoing is converted, whether cash or non-cash proceeds, and any and all other amounts paid or payable under or in connection with any of the foregoing and all security entitlements in connection therewith.

Inventory Party means Barclays Bank PLC.

Issuer has the meaning given to such term in paragraph (a) of the definition of Pledged Capital Stock.

Joinder Agreement has the meaning given to it in Section 10.5 (Additional Grantor).

License means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party, including those listed on Schedule 3 (Intellectual Property Rights).

Lien means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

Party means a party to this Agreement.

Patent License means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention on which a Patent, owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent owned by any other Person, or that any other Person otherwise has the right to license, is in existence, and all rights of any Grantor under any such agreement.

Patents means with respect to any Person all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States of America or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States of America or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule 3 (Intellectual Property Rights), and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

Permits means any authorization, consent, approval, clearance, approval, license, ruling, permit, certification, exemption, filing, claim, order, judgment, decree, publication, notice, declaration of or with, or registration by or with, any Governmental Authority.

Permitted Security means “Permitted Liens” under and as defined in the ABL Loan Credit Agreement.

Pledged Capital Stock means any and all of the following:

(a) the shares, interests, rights to purchase, warrants, options, participations or other equivalents of each Grantor’s interests in (however designated) equity of a Person (each, an Issuer), including any preferred stock and partnership or limited liability company interests but excluding any debt securities convertible into such equity (collectively, the Equity Interests and each an Equity Interest), as set out in Schedule 4 (Pledged Capital Stock);

(b) all additional Equity Interests in which a Grantor at any time has or obtains any interest; and

(c) all dividends, interest, revenues, income, distributions and proceeds of any kind, whether cash, instruments, securities or other property, received by or distributed to the Grantor in respect of, or in exchange for the items listed in clause (a) of this definition or any other Pledged Capital Stock.

Possessory Collateral means all Collateral consisting of:

(a) certificated securities;

(b) instruments, other than instruments received by any Grantor in the ordinary course of business and with an aggregate face amount not exceeding one million U.S. dollars ($1,000,000.00);

(c) tangible chattel paper, other than tangible chattel paper that has been legended in compliance with Section 3.6 (Perfection - Special Steps for Tangible Chattel Paper); and

(d) negotiable documents, other than negotiable documents received by any Grantor in the ordinary course of business and relating to underlying goods with an aggregate face value not exceeding one million U.S. dollars ($1,000,000.00).

Relevant States means each of:

(a) the state of a Grantor’s incorporation or organization; and

(b) any state in which Collateral consisting of goods is located.

Second Lien Documents means the ABL Loan Documents and the Intercreditor Agreement.

Second Lien Obligations means the ABL Loan Obligations.

Second Lien Secured Parties means the ABL Loan Collateral Agent and the Loan Parties.

Second Lien Security Document means the Inventory Second Lien Security Agreement, the Mortgage Second Lien Agreement, the Membership Interests Second Lien Pledge Agreement and the Inventory Account Control Agreement.

Security means any Lien created by this Agreement.

Security Supplement means any supplement to this Agreement in substantially the form of Schedule 10 (Form of Security Supplement), executed by an Authorized Officer of a Grantor.

Taking means any circumstance or event, or series of circumstances or events, in consequence of which the Collateral or any part thereof is condemned, nationalized, seized, taken, compulsorily acquired or otherwise expropriated by any Governmental Authority under power of eminent domain or otherwise.

Takings Proceeds means, with respect to a Taking, any compensation, award, damages or other payment or relief with respect to such Taking

Trademark License means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.

Trademarks means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States of America or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 3 (Intellectual Property Rights), (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

UCC means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of applicable law, the perfection or priority of the security interest granted hereunder in any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term UCC will mean the Uniform Commercial Code as in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to such perfection or priority.

1.2 Construction.

(a) Any term defined in the UCC and not defined in this Agreement has the meaning given to that term in the UCC.

(b) Any term defined in the Intercreditor Agreement and not defined in this Agreement or the UCC has the meaning given to that term in the Intercreditor Agreement.

(c) In addition, in this Agreement, unless the contrary intention appears, a reference to:

(i) an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement or re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii) assets includes present and future properties, revenues and rights of every description;

(iii) unless the contrary intention appears, a reference to fraudulent transfer law means any applicable bankruptcy law or state fraudulent transfer or conveyance statute, and the related case law;

(iv) the terms include, includes and including are deemed to be followed by the phrase “without limitation”;

(v) indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vi) control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise;

(vii) the term law includes any applicable law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, policy, writ, judgment, injunction or request (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any court or other governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), whether or not having the force of law;

(viii) a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any successor law;

(ix) a Trigger Event being outstanding or continuing means that it has not been remedied or waived;

(x) a Section or an Annex is a reference to a section of, or an annex to, this Agreement;

(xi) a Party or any other Person includes its successors in title, permitted assigns and permitted transferees, and a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(xii) no reference to proceeds in this Agreement authorized any sale, transfer or other disposition of Collateral by any Grantor;

(xiii) a reference to a document or security includes (without prejudice to any prohibition on amendments) any amendment or supplement to or renewal or restatement thereof;

(xiv) the singular includes the plural and vice versa and each gender includes the other gender;

(xv) a time of day is a reference to New York City time; and

(xvi) The headings in this Agreement do not affect its interpretation.

1.3 Recitals. The whereas clauses contained in the “Recitals” section (as detailed on page 1 of this Agreement) are hereby incorporated into this Agreement in full.

SECTION 2.	Creation of Security.

2.1 Security Interest. As security for the prompt and complete payment and performance of the Second Lien Obligations in full when due (whether due because of stated maturity, termination, settlement, acceleration, mandatory prepayment, or otherwise) and to induce the Second Lien Secured Parties to enter into the Second Lien Documents, each Grantor hereby assigns by way of security to the ABL Loan Collateral Agent for the benefit of the Second Lien Secured Parties, and hereby grants to the ABL Loan Collateral Agent for the benefit of the Second Lien Secured Parties a continuing second-priority (subject to Permitted Security) security interest in the Collateral.

2.2 Permitted Security. For the avoidance of doubt, nothing in this Section 2 (Creation of Security) will prevent the Grantors from permitting to subsist or granting any other Permitted Security.

2.3 General. All the Security created under this Agreement:

(a) is continuing security for the irrevocable and indefeasible payment in full of the ultimate balance of the Second Lien Obligations, regardless of any intermediate payment or discharge in whole or in part;

(b) is in addition to, and not in any way prejudiced by, any other security now or subsequently held by any Second Lien Secured Party.

(c) This Agreement will remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and will continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. To the extent that any Second Lien Secured Party receives any payment by or on behalf of any Grantor, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any other Grantor or to its estate, trustee, receiver, custodian or any other Person under any Bankruptcy Law or otherwise, then to the extent of the amount so required to be repaid, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid will be reinstated by the amount so repaid and will be included within the obligations as of the date such initial payment, reduction or satisfaction occurred.

2.4 Consideration and enforceability. (a) Each Grantor acknowledges and agrees that each of the Second Lien Secured Parties has acted in good faith in connection with this Agreement and the transactions contemplated by the Basic Documents.

(b) This Agreement is enforceable against each Grantor to the maximum extent permitted by the fraudulent transfer laws.

SECTION 3.	Perfection and Further Assurances.

3.1 General Perfection.

(a) Each Grantor must take, at its own expense, promptly, and in any event within any applicable time limit whatever action is necessary or reasonably requested by the ABL Loan Collateral Agent or any other Second Lien Secured Party to ensure that this Security is as of the date hereof, and will continue to be until the Discharge of Second Lien Obligations, a validly created, attached, enforceable and perfected second-priority (subject to Permitted Security) continuing security interest in the Collateral in favor of the Second Lien Secured Parties, in all relevant jurisdictions, securing payment and performance of the Second Lien Obligations and in each case, to protect this Security, to enable the ABL Loan Collateral Agent to exercise and enforce its rights, powers and remedies under this Agreement with respect to any of the Collateral and to facilitate the assignment or transfer of any rights and/or obligations of the ABL Loan Collateral Agent or the applicable Second Lien Secured Parties under this Agreement. The Grantors will pay, jointly and severally any applicable filing fees, recordation taxes and related expenses relating to the Collateral.

(b) Without limiting the generality of the foregoing, this includes the giving of any notice, order or direction, the making of any filing or registration, the passing of any resolution and the execution and delivery of any documents or agreements which are necessary or the ABL Loan Collateral Agent reasonably deems desirable and the taking of any of the actions described in the following provisions of this Section 3 (Perfection and Further Assurances).

3.2 Filing of Financing Statements.

(a) Each Grantor authorizes the ABL Loan Collateral Agent to prepare and file, at the Grantor’s expense, jointly and severally, and without the signature of such Grantor:

(i) financing statements describing the Collateral;

(ii) continuation statements; and

(iii) any amendment in respect of those statements.

(b) Each Grantor expressly authorizes the ABL Loan Collateral Agent, if it so elects, to file financing statements with the collateral description “all assets of the Grantor”, “all personal property of the Grantor” or other words to that effect.

(c) Promptly after filing a financing statement, the Grantors must provide the ABL Loan Collateral Agent with a search report, from a reputable search company reasonably satisfactory to the ABL Loan Collateral Agent, of the UCC records of the Secretary of State (or other relevant government office) of each Relevant State indicating that the ABL Loan Collateral Agent’s security interest is before all other security interests or other interests reflected in the report other than the First Lien Agent’s first priority Lien over the Collateral for the benefit of the First Lien Secured Parties.

3.3 Filing of Patents, Trademarks and Copyrights.

(a) Each Grantor will deliver to the ABL Loan Collateral Agent for the benefit of the Second Lien Secured Parties a Trademark Security Agreement in the form of Schedule 11 (Form of Trademark Security Agreement), a Patent Security Agreement in the form of Schedule 12 (Form of Patent

Security Agreement) and a Copyright Security Agreement in the form of Schedule 13 (Form of Copyright Security Agreement), in each case containing a description of the Collateral consisting of United States Patents and Patent Licenses, United States registered Trademarks and Trademark Licenses (and Trademarks for which United States registration applications are pending) and United States registered Copyrights and Copyright Licenses, as applicable, and executed by each Grantor owning any such Collateral for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the ABL Loan Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral consisting of Patents, Trademarks, Copyrights and Licenses, if applicable, in which a security interest may be perfected by filing, recording or registration with the United States Patent and Trademark Office or the United States Copyright Office, and represents and warrants no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the security interest with respect to any Collateral consisting of Patents, Trademarks, Copyrights and Licenses (or registration or application for registration thereof), if applicable, acquired or developed after the date hereof); provided, however, that the foregoing requirements will not apply to any License that can be purchased and readily replaced in the ordinary course of business by the general public.

(b) Each Grantor expressly authorizes the ABL Loan Collateral Agent to prepare and file, at the Grantor’s expense, with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) any documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Grantor in its Intellectual Property, without the signature of any Grantor and naming any Grantor or Grantors as debtors and the ABL Loan Collateral Agent as secured party.

3.4 Control.

(a) The applicable Grantor and each other necessary party have entered into (or in the case of the Insurance Proceeds Account and the other Inventory Insurance Collateral will enter into in accordance with the Framework Agreement) an appropriate Control Agreement and have taken all other actions necessary for such agent to have control of the Insurance Proceeds Account and the other Inventory Insurance Collateral and any other Collateral consisting of:

(i) deposit accounts;

(ii) investment property;

(iii) letter of credit rights;

(iv) electronic chattel paper; and

(v) all monies, securities and investments deposited therein as required to be deposited in any of the foregoing

(b) If, after the date of this Agreement, any Grantor acquires Collateral consisting of any of the Collateral listed in paragraph (a) above, and the new Collateral is not covered by an existing Control Agreement, such Grantor must before or concurrently with acquiring such Collateral enter into a Control Agreement in respect of that new Collateral and take all other actions necessary for before the Discharge of First Lien Obligations, the First Lien Agent and thereafter, the ABL Loan Collateral Agent to have control of the new Collateral.

3.5 Delivery of Possessory Collateral.

(a) The Grantors have delivered to (i) before the Discharge of First Lien Obligations, the First Lien Agent and (ii) thereafter, the ABL Loan Collateral Agent (or as directed by such agent) the originals of all Possessory Collateral (including all original certificates and instruments evidencing or representing the Pledged Capital Stock) existing on the date of this Agreement.

(b) The Grantors must deliver to (i) before the Discharge of First Lien Obligations, the First Lien Agent and (ii) thereafter, the ABL Loan Collateral Agent (or as directed by such agent), promptly upon and in any case within two (2) Business Days after receipt, originals of any other Possessory Collateral (including Pledged Capital Stock) arising or acquired by any Grantor after the date of this Agreement.

(c) All Possessory Collateral delivered under this Agreement will be either:

(i) duly endorsed and in suitable form for transfer by delivery; or

(ii) accompanied by undated instruments of transfer endorsed in blank, and in form and substance satisfactory to (i) before the Discharge of First Lien Obligations, the First Lien Agent and (ii) thereafter, the ABL Loan Collateral Agent.

(d) Until the Discharge of First Lien Obligations, the First Lien Agent and thereafter until the Discharge of Second Lien Obligations, the ABL Loan Collateral Agent will hold (directly or through an agent) all Possessory Collateral and related instruments of transfer delivered to it. At any time and from time to time, such agent will have the right to exchange certificates or instruments evidencing or representing Pledged Capital Stock for certificates or instruments of smaller or larger denominations.

(e) Each Grantor authorizes the ABL Loan Collateral Agent at any time and from time to time to communicate with any issuer of Equity Interests with regard to any matter relating to the Pledged Capital Stock.

(f) Notwithstanding anything to the contrary set forth herein, before the Discharge of First Lien Obligations, to the extent any Grantor is required under this Agreement to deliver any Possessory Collateral to the ABL Loan Collateral Agent and is required to deliver such Possessory Collateral to the First Lien Agent in accordance with the terms of the First Lien Documents, such Grantor’s obligations under this Agreement with respect to such delivery will be deemed satisfied by the delivery to the First Lien Agent, acting as a gratuitous bailee for the Second Lien Secured Parties, pursuant to the terms of the Intercreditor Agreement.

3.6 Perfection - Special Steps for Tangible Chattel Paper.

(a) Each Grantor must deliver (i) before the Discharge of First Lien Obligations, the First Lien Agent and (ii) thereafter, to the ABL Loan Collateral Agent the originals of all tangible chattel paper which constitutes Possessory Collateral and each such item of tangible chattel paper which constitutes Possessory Collateral must be properly marked with a legend indicating that it is the original and must be properly endorsed to the order of such agent.

(b) Each Grantor agrees that it will not permit copies of tangible chattel paper which constitute Possessory Collateral and which are not delivered to such agent in accordance with paragraph (a) above to be marked “original” or “chattel paper” or with words of similar import. Each Grantor further agrees that it will permit no Person other than itself to have possession of any tangible chattel paper which constitutes Possessory Collateral.

(c) Notwithstanding anything to the contrary set forth herein, before the Discharge of First Lien Obligations, to the extent any Grantor is required under this Agreement to deliver any tangible chattel paper to the ABL Loan Collateral Agent and is required to deliver such tangible chattel paper to the First Lien Agent in accordance with the terms of the First Lien Documents, such Grantor’s obligations under this Agreement with respect to such delivery will be deemed satisfied by the delivery to the First Lien Agent, acting as a gratuitous bailee for the Second Lien Secured Parties, pursuant to the terms of the Intercreditor Agreement.

3.7 Bailee Letters.

(a) Each Grantor has obtained, or will obtain in accordance with Section 6.21 of the Framework Agreement, a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter contains a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location and is otherwise satisfactory in form and substance to the ABL Loan Collateral Agent.

(b) After the date of this Agreement, no real property or warehouse space will be leased by any Grantor and no inventory or other property of any Grantor will be shipped to a processor or converter or stored with a bailee under arrangements established after the date of this Agreement without the prior written consent of the ABL Loan Collateral Agent or unless and until a landlord agreement or mortgagee agreement or bailee letter, as appropriate, in form and substance reasonably satisfactory to the ABL Loan Collateral Agent, shall first have been obtained with respect to such location.

(c) Each Grantor will timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

3.8 Further Assurances.

(a) Each Grantor must take, at its own expense, promptly, and in any event within any applicable time limit, whatever action the ABL Loan Collateral Agent may reasonably require for:

(i) creating, attaching, perfecting and protecting, and maintaining the applicable priority of, any security interest intended to be created by this Agreement;

(ii) facilitating the enforcement of this Security or the exercise of any right, power or discretion exercisable by the ABL Loan Collateral Agent or any of its delegates or sub-delegates in respect of any Collateral;

(iii) obtaining possession of any Possessory Collateral and control of any Collateral described in Section 3.4 (Control); and

(iv) facilitating the assignment or transfer of any rights and/or obligations of the ABL Loan Collateral Agent or any other Second Lien Secured Party under this Agreement.

This includes the execution and delivery of any transfer, assignment or other agreement or document, whether to the ABL Loan Collateral Agent or its nominee, which is necessary or the ABL Loan Collateral Agent reasonably deems advisable.

(b) With respect to Collateral consisting of Intellectual Property, each Grantor must:

(i) refrain from doing any act or omitting to do any act (and exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent material to the conduct of the business of any Grantor or its Subsidiaries may become invalidated or dedicated to the public (except as a result of expiration of such Patent at the end of its statutory term), and agree that it will continue to mark any products covered by any such Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws;

(ii) for each Trademark material to the conduct of the business of any Grantor or its Subsidiaries:

(A) maintain such Trademark in full force free from any valid claim of abandonment or invalidity for non-use;

(B) maintain the quality of products and services offered under such Trademark;

(C) if registered, display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law; and

(D) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights;

(iii) for each work covered by a Copyright material to the conduct of the business of any Grantor or its Subsidiaries, use commercially reasonable efforts to continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws;

(iv) promptly notify the ABL Loan Collateral Agent if it knows that any Patent, Trademark or Copyright material to the conduct of the business of any Grantor or its Subsidiaries may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding any Grantor’s ownership of such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same;

(v) take all necessary steps that are consistent with its current practice (A) in any proceeding before the United States Patent and Trademark Office, United States Copyright

Office or any office or agency in any political subdivision of the United States of America or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and (B) to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancelation proceedings against third parties;

(vi) promptly notify the ABL Loan Collateral Agent in the event that it has reason to believe that any Collateral consisting of a Patent, Trademark or Copyright material to the conduct of its business has been or is about to be infringed, misappropriated or diluted by a third party and, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral; and

(vii) upon the occurrence an Trigger Event that is continuing and at the request of the ABL Loan Collateral Agent, use its best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License under which such Grantor is a licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the ABL Loan Collateral Agent or its designee.

SECTION 4.	Suretyship Provisions.

4.1 Nature of Grantor’s Obligations.

(a) The obligations of each Grantor under this Agreement are independent of any obligation of any Grantor or any other Person.

(b) A separate action or actions may be brought and prosecuted against a Grantor under this Agreement whether or not any action is brought or prosecuted against any other Grantor or any other Person and whether or not any other Grantor or any other Person is joined in any action under this Agreement.

4.2 Waiver of Defenses.

(a) The obligations of each Grantor under this Agreement will not be affected by, and each Grantor irrevocably waives any defense it might have by virtue of, any act, omission, matter or thing which, but for this Section 4.2(a) (Waiver of Defenses), would reduce, release or prejudice any of its obligations under this Agreement (whether or not known to it or any Second Lien Secured Party). Such waiver includes:

(i) any time, forbearance, extension or waiver granted to, or composition or compromise with, any Grantor or any other Person;

(ii) any taking, variation, compromise, exchange, renewal or release of, or any refusal or neglect to perfect, take-up or enforce, any rights against, or security over assets of, any other Grantor or any other Person;

(iii) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(iv) any disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of any Grantor or any other Person;

(v) any amendment, variation (however fundamental), restatement, replacement and novation of any Basic Document or any other document so that references to that document in this Agreement will include each amendment, variation, restatement, replacement and novation;

(vi) any unenforceability, illegality or invalidity of any Second Lien Obligation of any Person under any Basic Document or any other document, the intent of the parties being that the ABL Loan Collateral Agent’s Lien in the Collateral and each Grantor’s obligations under this Agreement are to remain in full force and be construed accordingly, as if there were no unenforceability, illegality or invalidity;

(vii) any avoidance, postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any other Grantor under any Basic Document resulting from any bankruptcy, insolvency, receivership, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation is for the purposes of the Grantor’s obligations under this Agreement construed as if there were no such circumstance; or

(viii) the acceptance or taking of other guaranties or security for the Second Lien Obligations, or the settlement, release or substitution of any guarantee or security or of any endorser, guarantor or other obligor in respect of the Second Lien Obligations.

(b) Each Grantor unconditionally and irrevocably waives:

(i) diligence, presentment, demand for performance, notice of non-performance, protest, notice of protest, notice of dishonor, notice of the creation or incurring of new or additional Indebtedness of the Grantors to the ABL Loan Collateral Agent or the other Second Lien Secured Parties, notice of acceptance of this Agreement, and notices of any other kind whatsoever;

(ii) the filing of any claim with any court in the event of a receivership, insolvency or bankruptcy;

(iii) the benefit of any statute of limitations affecting any Grantor’s Obligations or the enforcement of this Agreement or the ABL Loan Collateral Agent’s Lien in the Collateral; and

(iv) any offset or counterclaim or other right, defense, or claim based on, or in the nature of, any obligation now or later owed to such Grantor by another Grantor, the ABL Loan Collateral Agent or any other Second Lien Secured Party.

(c) Each Grantor irrevocably and unconditionally authorizes the ABL Loan Collateral Agent and the other Second Lien Secured Parties to take any action in respect of the Second Lien Obligations or any collateral or guaranties securing them or any other action that might otherwise be deemed a legal or equitable discharge of a surety, without notice to or the consent of such Grantor and irrespective of any change in the financial condition of any Grantor.

4.3 Immediate Recourse. Each Grantor waives any right it may have of first requiring the ABL Loan Collateral Agent or any other Second Lien Secured Party (or any agent on their behalf) to proceed against or enforce any other rights, security or other guaranty or claim payment from any Person before claiming from such Grantor under this Agreement and enforcing the ABL Loan Collateral Agent’s Lien in the Collateral.

4.4 Appropriations. Subject to the Intercreditor Agreement, until the Discharge of Second Lien Obligations, the ABL Loan Collateral Agent and each other Second Lien Secured Party (or any trustee or agent on their behalf) may:

(a) refrain from applying or enforcing any other moneys, security, guaranties or rights held or received by the ABL Loan Collateral Agent or that other Second Lien Secured Party (or any agent on their behalf) in respect of the Second Lien Obligations;

(b) apply and enforce them in such manner and order as it sees fit (whether against the Second Lien Obligations or otherwise); and

(c) hold in a suspense account any moneys received from any realization of the Collateral, from any Grantor or on account of any Grantor’s liability under this Agreement, the Credit Agreement, the Intercreditor Agreement or the Second Lien Security Documents to which the ABL Loan Collateral Agent is a party, without liability to pay interest on those moneys.

4.5 Non-competition. Unless:

(a) the Discharge of Second Lien Obligations has occurred, or

(b) the ABL Loan Collateral Agent otherwise directs in writing:

none of the Grantors will, after a claim has been made by the ABL Loan Collateral Agent or any other Second Lien Secured Party against any Grantor, or by virtue of any payment or performance by a Grantor under this Agreement:

(i) be subrogated to any rights, security or moneys held, received or receivable by the ABL Loan Collateral Agent or any other Second Lien Secured Party;

(ii) be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of any other Grantor’s Obligations;

(iii) claim, rank, prove or vote as a creditor of any other Grantor or its estate in competition with the ABL Loan Collateral Agent or any other Second Lien Secured Party (or any trustee or agent on its behalf); or

(iv) receive, claim or have the benefit of any payment, distribution or security from or on account of any other Grantor, or exercise any right of set-off as against any other Grantor.

Each Grantor must hold in trust for and immediately pay or transfer to the ABL Loan Collateral Agent (or as directed by the ABL Loan Collateral Agent) for the Second Lien Secured Parties any payment or distribution or benefit of Security received by it contrary to this Section 4.5 (Non-competition) or in accordance with any directions given by the ABL Loan Collateral Agent under this Section 4.5 (Non-competition). Each Grantor further agrees that, to the extent the agreement to withhold exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Grantor may have against any other Grantor or against any other collateral or security, and any rights of contribution such Grantor may have against any such guarantor, will be junior and subordinate to any rights the ABL Loan Collateral Agent or any Second Lien Secured Party may have against any Grantor, to all right, title and interest the ABL Loan Collateral Agent or any Second Lien Secured Party may have in any such other collateral or security, and to any right the ABL Loan Collateral Agent or any Second Lien Secured Party may have against any such guarantor.

4.6 Waiver of Subrogation. Notwithstanding any provision to the contrary in any guaranty given by any Grantor in respect of the Second Lien Obligations, each Grantor:

(a) irrevocably and unconditionally waives, for the benefit of the ABL Loan Collateral Agent and the other Second Lien Secured Parties; and

(b) agrees not to claim or assert after the ABL Loan Collateral Agent has exercised its rights under Section 8 (Enforcement of Security),

any right of subrogation, contribution or indemnity it may have against any other Grantor as a result of any payment under that guaranty or in respect of the Second Lien Obligations.

4.7 Additional Security. This Agreement is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Second Lien Secured Party.

4.8 Election of Remedies.

(a) Each Grantor understands that the exercise by the ABL Loan Collateral Agent and the other Second Lien Secured Parties of certain rights and remedies contained in the Basic Documents, the Intercreditor Agreement and the Security Documents may affect or eliminate such Grantor’s right of subrogation and reimbursement against another Grantor and that such Grantor may therefore incur a partially or totally non-reimbursable liability under this Agreement.

(b) Each Grantor expressly authorizes the ABL Loan Collateral Agent and the other Second Lien Secured Parties to pursue their rights and remedies with respect to the Second Lien Obligations in any order or fashion they deem appropriate, in their sole and absolute discretion.

(c) Each Grantor waives any defense arising out of the absence, impairment, or loss of any or all rights of recourse, reimbursement, contribution, exoneration or subrogation or any other rights or remedies of such Grantor against any other Grantor, any other Person or any security, whether resulting from any election of rights or remedies by the ABL Loan Collateral Agent or the other Second Lien Secured Parties, or otherwise.

4.9 Information Concerning the Grantors.

(a) Each Grantor represents and warrants to the ABL Loan Collateral Agent and the other Second Lien Secured Parties that the Grantor is affiliated with each other Grantor or is otherwise in a position to have access to all relevant information bearing on the present and continuing creditworthiness of each other Grantor and the risk that any Grantor will be unable to pay the Second Lien Obligations when due.

(b) Each Grantor waives any requirement that the ABL Loan Collateral Agent or the other Second Lien Secured Parties advise the Grantor of information known to the ABL Loan Collateral Agent or any other Second Lien Secured Party regarding the financial condition or business of any other Grantor, or any other circumstance bearing on the risk of non-performance of the Second Lien Obligations.

(c) Each Grantor assumes sole responsibility for keeping itself informed of the financial condition and business of each other Grantor.

SECTION 5.	Representations and Warranties.

5.1 Representations and Warranties. Each Grantor makes the following representations and warranties set out in this Section 5 (Representations and Warranties) to each Second Lien Secured Party.

(a) As of the date of this Agreement, each Grantor’s name as it appears in official filings in its jurisdiction of organization, organization type, organization number, if any, issued by its jurisdiction of organization, and the current location of such Grantor’s chief executive office, places of business and warehouses and premises at which any Collateral or books and records are located are set forth in Schedule 5 (Executive Offices; Collateral Locations), none of such locations has changed within the five (5) years preceding the date of this Agreement and such Grantor has not operated in any jurisdiction under any other trade name or fictitious or other name within the five (5) years preceding the date of this Agreement, except as set forth in Schedule 5 (Executive Offices; Collateral Locations), and each Grantor has only one jurisdiction of organization.

(b) Each Grantor has exclusive possession and control of the Collateral pledged by it hereunder, except for:

(i) Collateral subject to a Control Agreement in compliance with Section 3.4 (Control); and

(ii) Possessory Collateral delivered to (A) before the Discharge of First Lien Obligations, the First Lien Agent, and (B) thereafter, the ABL Loan Collateral Agent in compliance with Section 3.5 (Delivery of Possessory Collateral); and

(iii) Collateral held by a bailee, which has delivered to (A) before the Discharge of First Lien Obligations, the First Lien Agent, and (B) thereafter, ABL Loan Collateral Agent a bailee letter covering that Collateral in accordance with Section 3.7 (Bailee Letters).

(c) With respect to the Pledged Capital Stock:

(i) all Equity Interests have been duly authorized and are validly issued, fully-paid and non-assessable;

(ii) the Equity Interests constitute all of the issued and outstanding equity or ownership interests in their respective issuer, and there are no other equity or ownership interests in the issuer, options or rights to acquire or subscribe for any such interests, or securities or instruments convertible into or exchangeable or exercisable for any such interests;

(d) except as permitted under the Second Lien Documents:

(i) such Grantor is the sole legal and beneficial owner of, and has the power to transfer and grant a Lien in the Collateral then in existence;

(ii) none of the Collateral is subject to any Lien other than Permitted Security, and such Grantor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the ABL Loan Collateral Agent;

(iii) such Grantor has not agreed or committed to sell, assign, pledge, transfer, license, lease or encumber any of the Collateral, or granted any option, warrant, or right with respect to any of the Collateral; and

(iv) no effective mortgage, deed of trust, financing statement, security agreement or other instrument similar in effect is on file or of record with respect to any Collateral, except for those that create, perfect or evidence the ABL Loan Collateral Agent’s Lien or the First Lien Agent’s Lien.

(e) [Reserved].

(f) None of the Pledged Capital Stock constitutes “margin stock” within the meaning of Regulation U or X issued by the Board of Governors of the United States Federal Reserve System.

(g) As of the date hereof and each date on which such Grantor is required to deliver a Security Supplement under Section 6.1(j) (Undertakings):

(i) all Collateral consisting of equipment, inventory and goods is located in the places listed in Schedule 6 (States in which Collateral Consisting of Goods is Located), except for inventory which in the ordinary course of business is in transit either (i) from a supplier to such Grantor, (ii) between locations set forth on Schedule 6 (States in which Collateral Consisting of Goods is Located) or (iii) to customers of such Grantor;

(ii) Schedule 4 (Pledged Capital Stock) sets forth a true and complete list with respect to each Grantor of all the Equity Interests owned by such Grantor;

(iii) each issuer of any Equity Interests keeps at its address listed in Schedule 4 (Pledged Capital Stock) its company records, stock ledger and all records, documents and instruments relating to or evidencing such Equity Interests;

(iv) such Grantor has no interest in any chattel paper, except as set forth on Schedule 7 (Chattel Paper);

(v) the Grantor has no interest in any letter-of-credit rights constituting Collateral, except as set forth on Schedule 8 (Letter of Credit Right);

(vi) the Grantor has no interest in any intellectual property rights, except as set forth on Schedule 3 (Intellectual Property Rights);

(vii) no negotiable documents are outstanding with respect to any of the inventory, except as set forth on Schedule 9 (Negotiable Instruments); and

(viii) the Grantor has no commercial tort claims except as set forth on Schedule 2 (Commercial Tort Claims).

(h) Each Grantor has the power and authority to pledge the Collateral pledged by it hereunder in the manner hereby done or contemplated.

(i) No consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the security interest effected hereby (other than such as have been obtained and are in full force and effect).

(j) By virtue of the execution and delivery by the Grantors of this Agreement, when any Possessory Collateral is delivered to the ABL Loan Collateral Agent in accordance with this Agreement (or before the Discharge of First Lien Obligations, to the First Lien Agent, acting as gratuitous bailee for the Second Lien Secured Parties, pursuant to the terms of the Intercreditor Agreement) the ABL Loan Collateral Agent will obtain a legal, valid and perfected and (i) before the Discharge of First Lien Obligations, second and (ii) thereafter, first-priority lien upon and security interest in such Possessory Collateral as security for the payment and performance of the Second Lien Obligations.

5.2 No Liability.

(a) Except as provided for herein, none of the Grantors’ rights, interests, liabilities and obligations under contractual obligations that constitute part of the Collateral are affected by this Agreement or the exercise by the ABL Loan Collateral Agent of its rights under this Agreement;

(b) Neither the ABL Loan Collateral Agent nor any other Second Lien Secured Party, unless it expressly agrees in writing, will have any liabilities or obligations under any contractual obligation that constitutes part of the Collateral as a result of this Agreement, the exercise by the ABL Loan Collateral Agent of its rights under this Agreement or otherwise; and

(c) Neither the ABL Loan Collateral Agent nor any other Second Lien Secured Party has or will have any obligation to collect upon or enforce any contractual obligation or claim that constitutes part of the Collateral, or to take any other action with respect to the Collateral.

5.3 Necessary Filings. All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Grantor to the ABL Loan Collateral Agent hereby in respect of the Collateral have been accomplished, in each case within the time frames required by this Agreement and the Credit Agreement, and the security interest granted to the ABL Loan Collateral Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Security) and is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the date hereof in the State of New York), by filing a financing statement under the UCC as enacted in any relevant jurisdiction or by a filing of a Grant of Security Interest in the respective form attached hereto in the United States Patent and Trademark Office or in the United States Copyright Office.

SECTION 6.	Undertakings.

6.1 Undertakings. Each Grantor agrees to be bound by the covenants set out in this Section 6 (Undertakings) until the Discharge of Second Lien Obligations.

(a) Except as otherwise permitted under the Second Lien Documents, no Grantor will:

(i) change its or any Issuer’s name as it appears in official filings in the jurisdiction of its incorporation or organization;

(ii) do business under any name other than a name authorized under sub-paragraph (i) above;

(iii) change its or any Issuer’s chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in each case, from that set forth in the relevant schedules to this Agreement;

(iv) change its or any Issuer’s jurisdiction of incorporation or organization or incorporate or organize in any additional jurisdictions;

(v) otherwise amend its or any Issuer’s charter documents or the rights attaching to its or any Issuer’s Equity Interests or grant any waiver thereunder in any way that is materially adverse to the interests of the Second Lien Secured Parties;

(vi) directly or indirectly liquidate, wind up, terminate, reorganize or dissolve itself or any Issuer (or suffer any liquidation, winding up, termination, reorganization or dissolution) or otherwise wind up itself or any Issuer; or

(vii) cancel, terminate or permit the cancellation or termination of any of its or any Issuer’s charter documents;

unless, in the case of each of sub-paragraphs (i) through (iv) any such new location is in Hawaii and the relevant Grantor will have given the ABL Loan Collateral Agent at least thirty (30) days’ prior written notice of such change and all action necessary or reasonably requested by the ABL Loan Collateral Agent to preserve and perfect any Lien with respect to the Collateral will have been completed or taken.

(b) Each Grantor permits the ABL Loan Collateral Agent and its agents and representatives, during normal business hours and upon reasonable notice, to inspect Collateral, to examine and make copies of and abstracts from the records of the Collateral, and to discuss matters relating to the Collateral directly with such Grantor’s officers and employees.

(c) Each Grantor will cause each Issuer to keep and maintain, at its address indicated in Schedule 4 (Pledged Capital Stock) its company records and all records, documents and instruments constituting, relating to, or evidencing such Pledged Capital Stock. Each Grantor agrees to cause each Issuer to permit the ABL Loan Collateral Agent and its agents and representatives during normal business hours and upon reasonable notice, to examine and make copies of and abstracts from the records and stock ledgers and to discuss matters relating to the Pledged Capital Stock of such issuer and its records directly with its officers and employees.

(d) At the ABL Loan Collateral Agent’s request, any Grantor must provide it with any information concerning the Collateral that it may reasonably request.

(e) Except as otherwise permitted under the Second Lien Documents, each Grantor:

(i) must maintain sole legal and beneficial ownership of the Collateral;

(ii) must not permit any Collateral to be subject to any Lien other than Permitted Security and must at all times warrant and defend the ABL Loan Collateral Agent’s Lien in the Collateral against all other Liens and claimants (other than the Liens created under the Inventory First Lien Security Agreement);

(iii) must not sell, assign, transfer, pledge, license, lease or encumber, or grant any option, warrant, or right with respect to, any of the Collateral, or agree or contract to do any of the foregoing;

(iv) must not waive, amend or terminate, in whole or in part, any accessory or ancillary right or other right in respect of any Collateral; and

(v) must not take any action which would result in a reduction in the value of any Collateral.

(f) Except as otherwise permitted under the Second Lien Documents, each Grantor must pay when due (and in any case before any penalties are assessed or any Lien is imposed on any Collateral) all taxes, assessments and charges imposed on or in respect of the Collateral and all claims against the Collateral, except to the extent being contested in good faith and by appropriate proceedings being diligently conducted and with respect to which reserves are being maintained in accordance with generally accepted accounting principles in the United States of America.

(g) Except as otherwise permitted under the Second Lien Documents, in any suit, legal action, arbitration or other proceeding involving the Collateral or the ABL Loan Collateral Agent’s Lien, each Grantor must take all lawful action to avoid impairment of the ABL Loan Collateral Agent’s Lien or the ABL Loan Collateral Agent’s rights under this Agreement or the imposition of a Lien on any of the Collateral.

(h) Except for dividends or distributions permissible under Section 10.03 of the Credit Agreement and Section 6.19 (Distributions and redemptions of membership interests) of the Framework Agreement and made in compliance with those sections, no Grantor will permit any Issuer:

(i) to make, declare, or pay any dividends, distributions, or returns of capital, or purchase, redeem, or otherwise acquire for value any shares of capital stock or other ownership interests in such issuer now or later outstanding, or make any distribution of assets or property to its members or shareholder as such;

(ii) to cancel or change the terms of any Equity Interests; or

(iii) to effect or permit the change of control of any Issuer, except as expressly permitted under both the Credit Agreement and the Framework Agreement,.

(i) No Grantor will take any action, or permit any issuer of Equity Interests to take any action, that could cause any of the Pledged Capital Stock to constitute “margin stock” within the meaning of Regulation U or X issued by the Board of Governors of the United States Federal Reserve System.

(j) Annually on each anniversary of the date of this Agreement and from time to time on written demand from the ABL Loan Collateral Agent, each Grantor will deliver to the ABL Loan Collateral Agent (i) a Security Supplement executed by an Authorized Officer of such Grantor, together with supplements to all of the Schedules attached to this Agreement or (ii) a written confirmation executed by an Authorized Officer of such Grantor confirming that there has been no change in the information provided in this Agreement since the date of the execution and delivery of this Agreement or the date of the most recent Security Supplement or written confirmation delivered pursuant to this Section 6.1(j) (Undertakings).

(k) At any time that any Grantor acquires, leases or otherwise utilizes any real property, such Grantor will, promptly but in any case within two (2) Business Days, notify in writing the Inventory Collateral Agent and the Inventory Party of such acquisition, lease or other utilization and whether such real property is material to the operation or value of the Refinery and the System or Tesoro Hawaii’s ability to perform its obligations under the Basic Documents.

6.2 Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that (a) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest will be certificated and (b) each such interest will at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor will promptly elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, and will promptly make such interest be represented by a certificate, but will not do so unless and until such Grantor provides prior written notification to the ABL Loan Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to, before the Discharge of First Lien Obligations, the First Lien Agent and thereafter, the ABL Loan Collateral Agent pursuant to the terms hereof.

6.3 Indemnity.

(a) Each Grantor jointly and severally agrees to indemnify, reimburse and hold the ABL Loan Collateral Agent, each other Second Lien Secured Party and their respective successors, assigns, employees, officers, directors, affiliates and agents (each, an Indemnitee, and collectively the Indemnitees) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys’ fees and expenses) (collectively, expenses) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Basic Document or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 6.3 (Indemnity) for losses, damages or liabilities to the extent caused by the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Grantor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the relevant Grantor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to promptly notify the relevant Grantor of any such assertion of which such Indemnitee has knowledge.

(b) Without limiting the application of paragraph (a) above, each Grantor agrees, jointly and severally, to pay or reimburse the ABL Loan Collateral Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the ABL Loan Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the ABL Loan Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(c) Without limiting the application of paragraphs (a) and (b) above, each Grantor agrees, jointly and severally, to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by any Grantor in this Agreement, any other Basic Document or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any other Basic Document.

(d) If and to the extent that the obligations of any Grantor under this Section 6.3 (Indemnity) are unenforceable for any reason, such Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

6.4 Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute obligations secured by the Collateral. The indemnity obligations of each Grantor contained in Section 6.3 (Indemnity) shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made, under the Credit Agreement, and the termination of all letters of credit issued under the Credit Agreement.

SECTION 7.	When Security May Be Enforced.

Subject to the Intercreditor Agreement, this Security may be enforced by the ABL Loan Collateral Agent at any time after a Trigger Event has occurred and is continuing.

SECTION 8.	Enforcement of Security.

8.1 General.

(a) After this Security has become enforceable, subject to the Intercreditor Agreement, the ABL Loan Collateral Agent may immediately, in its absolute discretion, exercise any right under:

(i) applicable law; or

(ii) this Agreement,

to enforce all or any part of the Security in respect of any Collateral in any manner or order it sees fit.

(b) This includes:

(i) any rights and remedies available to the ABL Loan Collateral Agent under applicable law and under the UCC (whether or not the UCC applies to the affected Collateral and regardless of whether or not the UCC is the law of the jurisdiction where the rights or remedies are asserted) as if those rights and remedies were set forth in this Agreement in full;

(ii) transferring or assigning to, or registering in the name of, the ABL Loan Collateral Agent or its nominees any of the Collateral;

(iii) exercising any consent and other rights relating to any Collateral;

(iv) performing or complying with any contractual obligation that constitutes part of the Collateral;

(v) receiving, endorsing, negotiating, executing and delivering or collecting upon any check, draft, note, acceptance, chattel paper, account, instrument, document, letter of credit, contract, agreement, receipt, release, bill of lading, invoice, endorsement, assignment, bill of sale, deed, security, share certificate, stock power, proxy, or instrument of conveyance or transfer constituting or relating to any Collateral;

(vi) asserting, instituting, filing, defending, settling, compromising, adjusting, discounting or releasing any suit, action, claim, counterclaim, right of set off or other right or interest relating to any Collateral;

(vii) executing and delivering acquittances, receipts and releases in respect of Collateral;

(viii) entering onto the property where any Collateral is located to take possession thereof without judicial process;

(ix) before disposition of the Collateral, processing or otherwise preparing the Collateral for disposition in any manner to the extent the ABL Loan Collateral Agent deems appropriate;

(x) taking possession of the Grantor’s premises or place custodians in exclusive control thereof, remaining on such premises and using the same and any of the Grantor’s equipment for the purpose of completing any work in process, taking any actions described in sub-paragraph (ix) and collecting any Second Lien Obligations;

(xi) without notice except as specified in Section 8.4(b) (ABL Loan Collateral Agent’s Rights upon Trigger Event), selling the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Second Lien Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the ABL Loan Collateral Agent may deem commercially reasonable;

(xii) exercising dominion and control over and refusing to permit further withdrawals from any deposit account maintained with the ABL Loan Collateral Agent or any Second Lien Secured Party and providing instructions directing the disposition of funds in any deposit account not maintained with the ABL Loan Collateral Agent or any Second Lien Secured Party;

(xiii) providing entitlement orders with respect to security entitlements and other investment property constituting a part of the Collateral and, without notice to the Grantor, transfer to or register in the name of the ABL Loan Collateral Agent or the First Lien Agent, as applicable or any of its nominees any or all of the Equity Interest or any other investment property; and

(xiv) exercising any other right or remedy available to the ABL Loan Collateral Agent under the Basic Documents, the Intercreditor Agreement and the ABL Loan Security Documents or any other agreement between the parties.

8.2 Distributions and Voting Rights

(a) So long as no Trigger Event has occurred and is continuing, each Grantor will be entitled to exercise all voting and other consensual rights with respect to the Pledged Capital Stock for any purpose not inconsistent with the terms of any Basic Document, the Intercreditor Agreement or any Security Document and to receive and retain all dividends, interest, revenues, income, distributions and proceeds of any kind in respect of the Pledged Capital Stock to the extent permitted by such documents.

(b) Upon the occurrence and during the continuation of a Trigger Event, all rights of each Grantor to exercise voting and other consensual rights with respect to the Pledged Capital Stock and to receive dividends, interest, revenues, income, distributions and proceeds of any kind in respect of the Pledged Capital Stock will cease, and all these rights will, subject to the rights of the First Lien Agent and the obligations of each Grantor under the Inventory First Lien Security Agreement and the Intercreditor Agreement, immediately become vested solely in the ABL Loan Collateral Agent or its nominees, and such Grantor grants the ABL Loan Collateral Agent or its nominees the Grantor’s irrevocable and unconditional proxy for this purpose. After the occurrence and during the continuation of a Trigger Event, any dividends, interest, revenues, income, distribution and proceeds of any kind in respect of the Pledged Capital Stock received by such Grantor will be held in trust for the ABL Loan Collateral Agent, and such Grantor will keep all such amounts separate and apart from all other funds and property so as to be capable of identification as the property of the ABL Loan Collateral Agent and, subject to the rights of the First Lien Agent and the obligations of each Grantor under the Inventory First Lien Security Agreement and the Intercreditor Agreement, will deliver these amounts at such time as the ABL Loan Collateral Agent may request to the ABL Loan Collateral Agent in the identical form received, properly endorsed or assigned if required to enable the ABL Loan Collateral Agent to complete collection.

8.3 Collections after a Trigger Event.

(a) Following the occurrence of a Trigger Event that is continuing, until the ABL Loan Collateral Agent exercises its right to collect the proceeds of and amounts payable in respect of Collateral, each Grantor will collect, or will cause to be collected on its behalf pursuant to the Credit Agreement, the Intercreditor Agreement and the other Second Lien Security Documents to which it is a party, with diligence, and at its own expense, all such proceeds and amounts as they become due or payable. The parties to this Agreement expressly agree that each Grantor must diligently collect the proceeds of and amounts payable in respect of Collateral and enforce (before the occurrence of a Trigger Event) its rights in respect of Collateral.

(b) If a Trigger Event occurs and is continuing, each Grantor must hold all funds and other property received or collected in respect of the Collateral in trust for the ABL Loan Collateral Agent, and must keep these funds and this other property segregated from all other funds and property so as to be capable of identification.

(c) Each Grantor must, subject to the rights of the First Lien Agent and the obligations of each Grantor under the Inventory First Lien Security Agreement and the Intercreditor Agreement, deliver those funds and that other property to the ABL Loan Collateral Agent in the identical form received, properly endorsed or assigned when required to enable the ABL Loan Collateral Agent to complete collection.

(d) After the occurrence and during the continuation of a Trigger Event, no Grantor may settle, compromise, adjust, discount or release any claim in respect of Collateral and must not accept any returns of merchandise other than in the ordinary course of business.

8.4 ABL Loan Collateral Agent’s Rights upon Trigger Event.

(a) Each Grantor irrevocably constitutes and appoints the ABL Loan Collateral Agent, with full power of substitution, as such Grantor’s true and lawful attorney in fact, in such Grantor’s name or in the ABL Loan Collateral Agent’s name or otherwise, and at such Grantor’s expense, to take any of the actions authorized by this Agreement or permitted under applicable law upon the occurrence and during the continuation of a Trigger Event (in the name of such Grantor or otherwise) to act, require, demand, receive, compound and give acquittances for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the ABL Loan Collateral Agent may deem to be necessary or advisable to protect the interests of the Second Lien Secured Parties, including the right to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Grantor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the ABL Loan Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Parties, and to take any action and to execute any instrument that the ABL Loan Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, without notice to or the consent of such Grantor. This power of attorney is a power coupled with an interest and cannot be revoked. Each Grantor ratifies and confirms all actions taken by the ABL Loan Collateral Agent or its agents under its respective power of attorney.

(b) The ABL Loan Collateral Agent or any Second Lien Secured Party may be the purchaser of any or all of the Collateral at any sale referred to in Section 8.1(b)(xi) (General) and the ABL Loan Collateral Agent, as agent for and representative of the Second Lien Secured Parties (but not any Second Lien Secured Party in its individual capacity), will be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Second Lien Obligations as a credit on account of the purchase price for any Collateral payable by the ABL Loan Collateral Agent at such sale. Each purchaser at any such sale will hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale will be required by applicable law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made will constitute reasonable notification. The ABL Loan Collateral Agent will not be obligated to make any sale of Collateral regardless of notice of sale having been given. The ABL Loan Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the ABL Loan Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less that in the price which might have been obtained at a public sale, even if the ABL Loan Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Second Lien Obligations, the applicable Grantor(s) will be jointly and severally liable for the deficiency and the fees of any attorneys employed by the ABL Loan Collateral Agent to collect such deficiency.

(c) The ABL Loan Collateral Agent may comply with any applicable state or federal law requirements in connection with a disposition of Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of Collateral.

(d) The grant to the ABL Loan Collateral Agent under this Agreement of any right, power or remedy does not impose upon the ABL Loan Collateral Agent any duty to exercise that right, power or remedy. The ABL Loan Collateral Agent will have no obligation to take any steps to preserve any claim or other right against any Person or with respect to any Collateral.

(e) The applicable Grantor bears the risk of loss, damage, diminution in value, or destruction of the Collateral.

(f) The ABL Loan Collateral Agent will have no responsibility for any act or omission of any courier, bailee, broker, bank, investment bank or any other Person chosen by it with reasonable care.

(g) The ABL Loan Collateral Agent makes no express or implied representations or warranties with respect to any Collateral or other property released to any Grantor or its successors and assigns.

(h) Each Grantor agrees that the ABL Loan Collateral Agent will have met its duty of care under applicable law if it holds, maintains and disposes of Collateral in the same manner that it holds, maintains and disposes of property for its own account.

(i) Except as set forth in this Section 8.4 (ABL Loan Collateral Agent’s Rights upon Trigger Event) or as required under applicable law, the ABL Loan Collateral Agent will have no duties or obligations under this Agreement or otherwise with respect to the Collateral.

(j) The sale, transfer or other disposition under this Agreement of any right, title, or interest of each Grantor in any item of Collateral will:

(i) operate to divest such Grantor permanently and all Persons claiming under or through such Grantor of that right, title, or interest, and

(ii) be a perpetual bar, both at law and in equity, to any claims by the relevant Grantor or any Person claiming under or through the Grantor with respect to that item of Collateral.

(k) Each Grantor further agrees that a breach of any of the covenants contained in this Section 8 (Enforcement of Security) will cause irreparable injury to the ABL Loan Collateral Agent, that the ABL Loan Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8 (Enforcement of Security) will be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Second Lien Obligations becoming due and payable before their stated maturities.

(l) By accepting the benefits of this Agreement and each other ABL Loan Security Document, the Second Lien Secured Parties expressly acknowledge and agree that this Agreement and each other ABL Loan Security Document may be enforced only by the action of the ABL Loan Collateral Agent and that no other Second Lien Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the ABL Loan Collateral Agent for the benefit of the Second Lien Secured Parties upon the terms of this Agreement and the other ABL Loan Security Documents.

(m) Subject to the terms of the Intercreditor Agreement, each Grantor agrees that, if any Trigger Event shall have occurred and be continuing, then without limiting any other rights or remedies of the ABL Loan Collateral Agent, the ABL Loan Collateral Agent may instruct the obligor or obligors on any agreement, instrument or other obligation constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation, directly to the ABL Loan Collateral Agent and may exercise any and all remedies of such Grantor in respect of such Collateral.

8.5 No Marshaling.

(a) The ABL Loan Collateral Agent need not, and each Grantor irrevocably waives and agrees that it will not invoke or assert any law requiring the ABL Loan Collateral Agent to:

(i) attempt to satisfy the Second Lien Obligations by collecting them from any other Person liable for them; or

(ii) marshal any security or guarantee securing payment or performance of the Second Lien Obligations or any particular asset of the Grantor.

(b) The ABL Loan Collateral Agent may release, modify or waive any collateral or guarantee provided by any other Person to secure any of the Second Lien Obligations, without affecting the ABL Loan Collateral Agent’s rights against the Grantor.

8.6 Grant of License to Use Intellectual Property. For the purpose of enabling the ABL Loan Collateral Agent to exercise rights and remedies under this Agreement at such time as the ABL Loan Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the ABL Loan Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the ABL Loan Collateral Agent may be exercised, at the option of the ABL Loan Collateral Agent, upon the occurrence and during the continuation of a Trigger Event; provided that any license, sublicense or other transaction entered into by the ABL Loan Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of a Trigger Event.

8.7 Securities Act. In view of the position of the Grantors in relation to the Pledged Capital Stock, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the Federal Securities Laws) with respect to any disposition of the Pledged Capital Stock permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the ABL Loan Collateral Agent if the ABL Loan Collateral Agent were to attempt to dispose of all or any part of the Pledged Capital Stock, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Capital Stock could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the ABL Loan Collateral Agent in any attempt to dispose of all or part of the Pledged Capital Stock under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the ABL Loan Collateral Agent may, with respect to any sale of the Pledged Capital Stock, limit the purchasers to those who will agree, among other things, to acquire such Pledged Capital Stock for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the ABL Loan Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Capital Stock or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the ABL Loan Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Capital Stock at a price that the ABL Loan Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 8.7 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the ABL Loan Collateral Agent sells.

8.8 Registration. Each Grantor agrees that, upon the occurrence and during the continuance of an Enforcement Event, if for any reason the ABL Loan Collateral Agent desires to sell any of the Pledged Capital Stock at a public sale, it will, at any time and from time to time, upon the written request of the ABL Loan Collateral Agent, use its best efforts to take or to cause the issuer of such Pledged Capital Stock to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the ABL Loan Collateral Agent to permit the public sale of such Pledged Capital Stock. Each Grantor further agrees to indemnify, defend and hold harmless the ABL Loan Collateral Agent, each other Secured Party, any underwriter and their respective affiliates and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the ABL Loan Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Capital Stock by the ABL Loan Collateral Agent or any other Secured Party expressly for use therein. Each Grantor further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Capital Stock to qualify, file or register, any of the Pledged Capital Stock under the Blue Sky or other securities laws of such states as may be requested by the ABL Loan Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 8.8 (Registration). Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 8.8 (Registration) and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 8.8 (Registration) may be specifically enforced.

8.9 Intercreditor Agreement. Notwithstanding anything in this Agreement to the contrary, the Lien and security interest granted to the ABL Loan Collateral Agent pursuant to this Agreement with respect to the Collateral shall be second in priority to the Lien and security interest granted to the First Lien Agent on behalf of the First Lien Secured Parties under the Inventory First Lien Security Agreement. The exercise of any right or remedy by the ABL Loan Collateral Agent or any other Second Lien Secured Party hereunder is subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. In addition, to the extent any obligation of any Grantor hereunder, including any obligation to grant sole possession or control or deliver or assign property or funds to the ABL Loan Collateral Agent or any other Person (or register any property in the name of the ABL Loan Collateral Agent or any other Person) conflicts or is inconsistent with (or any representation or warranty hereunder would, if required to be true, conflict or be inconsistent with) the obligations or requirements under a substantially similar provision of the Inventory First Lien Security Agreement or the Mortgage First Lien Agreement, such obligations or requirements under the Inventory First Lien Security Agreement or the Mortgage First Lien Agreement, as the case may be, shall control, and such Grantor shall not be required to fulfill such obligations (or make such representations and warranties) hereunder, and shall be deemed not to be in violation of this Agreement as a result of its performance of the obligations or requirements of the Inventory First Lien Security Agreement or the Mortgage First Lien Agreement, as the case may be. For the avoidance of doubt, the absence of any specific reference to Section 8.9 (Intercreditor Agreement) in any other provision of this Agreement shall not be deemed to limit the generality of this Section 8.9 (Intercreditor Agreement).

8.10 Waiver of Claims. Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ABL LOAN COLLATERAL AGENT’S TAKING POSSESSION OR THE ABL LOAN COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:

(a) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the ABL Loan Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the ABL Loan Collateral Agent’s rights hereunder; and

(c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.

SECTION 9.	Application of Proceeds.

Any moneys received in connection with the Collateral by the ABL Loan Collateral Agent after this Security has become enforceable must be applied in accordance with the terms of the Intercreditor Agreement.

SECTION 10.	Miscellaneous.

10.1 Amendments. Subject to the Intercreditor Agreement, this Agreement may be modified or supplemented or waived only by an instrument or instruments in writing consented to and signed by each Grantor and the ABL Loan Collateral Agent.

10.2 No Waiver; Remedies Cumulative. The rights of the ABL Loan Collateral Agent under this Agreement (a) may be exercised as often as necessary; (b) are cumulative and not exclusive of its rights under law or in equity, and (c) may be waived only in writing and specifically. Delay in exercising or non-exercise of any right is not a waiver of that right. Any waiver, consent or amendment shall be effective only in the specific instance and for the specific purpose for which it was given and shall not entitle any Grantor to any further or subsequent waiver, consent or amendment.

10.3 No Third Party Beneficiaries. The agreement of the parties hereto are solely for the benefit of the Grantors, the ABL Loan Collateral Agent, and the other Second Lien Secured Parties and their respective successors and assigns, and no other Person will have any rights hereunder.

10.4 Successors and Assigns; Benefit of Agreement.

(a) All of the terms of this Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, and will be binding upon and inure to the benefit of and be enforceable by any holder or holders at any time of the Obligations owed to an ABL Loan Secured Party, or any part thereof.

(b) None of the Grantors may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all the ABL Loan Collateral Agent (acting on the instructions of the Administrative Agent) and the Inventory Collateral Agent (acting on the instructions of the Inventory Party), and any purported assignment, delegation or other transfer in violation of this provision will be void and of no effect.

(c) The ABL Loan Collateral Agent may assign or transfer its rights under this Agreement in the manner permitted under the Intercreditor Agreement.

(d) Each Grantor waives and will not assert against any assignee of the ABL Loan Collateral Agent any claims, defenses or set offs which such Grantor could assert against the prior ABL Loan Collateral Agent except for defenses which cannot be waived under applicable law.

(e) The ABL Loan Collateral Agent and the other Second Lien Secured Parties will hold in accordance with this Agreement (and to the extent applicable, the Intercreditor Agreement) all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the ABL Loan Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement, the ABL Loan Documents and the Intercreditor Agreement. The ABL Loan Collateral Agent shall act hereunder on the terms and conditions set forth herein, in the ABL Loan Documents and in the Intercreditor Agreement.

10.5 Additional Grantor. Other than any Retail Business Subsidiary, any direct or indirect Subsidiary of the Lead Borrower that is created, acquired or otherwise comes into existence after the date of this Agreement will immediately upon becoming a direct or indirect Subsidiary of the Lead Borrower become a Grantor for the purposes of this Agreement concurrently with becoming a borrower under the Credit Agreement and a party to the Framework Agreement by (a) executing and delivering to the ABL Loan Collateral Agent a joinder agreement in the form of the Joinder Agreement (Joinder Agreement) attached hereto as Schedule 10 (Form of Joinder Agreement), and (b) delivering to the ABL Loan Collateral Agent evidence that appropriate UCC financing statements and/or amendments thereto, in form and substance satisfactory to the Second Lien Secured Parties have been filed. Accordingly, upon the execution and delivery of any such Joinder Agreement by any such Person, such Person will automatically and immediately become a Grantor under and for all purposes of this Agreement.

10.6 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic transmission, each of which will be an original and all of which will together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission will be as effective as delivery of a manually signed counterpart of this Agreement.

10.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.8 Notices. All notices, requests, demands, consents, authorizations, directions, waivers and other communications made pursuant to the provisions hereof will be in writing and will be delivered personally or mailed by first class registered or certified mail, postage prepaid or by overnight courier or facsimile at the address specified in the Intercreditor Agreement or such other address as may be furnished in accordance with the Intercreditor Agreement. All notices, requests, demands, consents, authorizations, directions, waivers and other written communications will be effective on receipt.

10.9 Choice of Law. This Agreement, the relationship between the Parties and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Agreement or that relationship will be governed by and construed in accordance with law of the State of New York including section 5-1401 of the New York General Obligations Law but excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction.

10.10 Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of any New York State or U.S. Federal court sitting in the City and County of New York for the settlement of any dispute in connection with this Agreement. The New York courts are the most appropriate and convenient courts to settle any such dispute and each Party waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement. To the extent allowed by law, the ABL Loan Collateral Agent or any other Secured Party may take (i) proceedings in any other court and (ii) concurrent proceedings in any number of jurisdictions.

10.11 Waiver of Immunity. Each Grantor irrevocably and unconditionally:

(a) agrees not to claim any immunity from proceedings brought by any Second Lien Secured Party against such Grantor in relation to this Agreement and to ensure that no such claim is made on its behalf;

(b) consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c) waives all rights of immunity in respect of it or its assets.

10.12 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY INVENTORY DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY INVENTORY DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

10.13 Survival. The provisions of Section 3.2(a)(iii) (Filing of Financing Statements), Section 10.9 (Choice of Law), Section 10.10 (Jurisdiction), 10.11 (Waiver of Immunity), 10.12 (Waiver of Trial by Jury) and this Section 10.13 (Survival) will survive execution and delivery of this Agreement, the transactions contemplated in the ABL Loan Documents and the Inventory Documents, and the termination of this Agreement.

10.14 Complete Agreement. This Agreement contains the complete agreement between the Parties on the matters to which it relates and supersedes all prior commitments, agreements and understandings, whether written or oral, on those matters.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement on the date stated at the beginning of this Agreement.

TESORO HAWAII, LLC,
a Hawaii limited liability company, as Grantor

By:	/s/ Geoffrey Beal
	Name:	Geoffrey Beal
	Title:	Vice President and Treasurer

Signature Page to Inventory Second Lien Security Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as ABL Loan Collateral Agent

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

Signature Page to Inventory Second Lien Security Agreement